This announcement is neither an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The offer is made solely by the Offer to Purchase dated September 2, 1998, and the related Letter of Transmittal which are being mailed to all holders of Shares (or Class B Common Stock). Capitalized terms not defined in this announcement are defined in the Offer to Purchase.
The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted on behalf of) the holders of Shares (or equivalent securities) residing in such jurisdiction. In any jurisdiction whose laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers license under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                                      by
                      Knape & Vogt Manufacturing Company

                  Up to 1,200,000 Shares Of Its Common Stock
                     At A Purchase Price Not In Excess Of
                   $22.00 Nor Less Than $19.00 Net Per Share
     Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company"), hereby invites its shareholders to tender up to 1,200,000 shares (or such lesser number of shares as are validly tendered) of its Common Stock, par value $2.00 per share (the "Shares"), at prices not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 2, 1998, and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer"). The information contained in the Offer to Purchase and Letter of Transmittal is incorporated by reference herein in its entirety.

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  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS
                                   EXTENDED.
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     The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions set forth in the Offer to Purchase.

     The Board of Directors of the Company has approved the Offer. Neither the Company nor its Board of Directors, however, makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender such shareholder's Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered. See the Offer to Purchase for information regarding the Intentions of the Company's directors and executive officers with respect to tendering of Shares pursuant to the Offer.

     As promptly as practicable following the Expiration Date (as defined below), the Company will purchase 1,200,000 Shares or such lesser number of Shares as are validly tendered (and not properly withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon. The term "Expiration Date" means 12:00 Midnight, New York City time, on September 30, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for the Shares validly tendered and not properly withdrawn taking into account the number of Shares so tendered and the prices specified by tendering shareholders.

     The Company will select the lowest Purchase Price that will allow it to purchase 1,200,000 Shares validly tendered and not properly withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered and not properly withdrawn at prices not in excess of $22.00 nor less than $19.00 net per Share). All Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to proration and conditional tenders discussed in the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares validly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration and conditional tender provisions of the Offer) when, as, and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration or conditional tenders), but only after timely receipt by the Depositary of certificates (or a timely Book-Entry Confirmation of Shares into the Depositary's account at the Book-Entry Transfer Facility, as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a Book-Entry Transfer, an Agent's Message, or, in the case of a tender through the Automated Tender Offer Program, the specific acknowledgment, in each case together with any other documents required by the Letter of Transmittal. Under no circumstances will the Company pay interest on the Purchase Price, including, without limitation, by reason of any delay in making payment.

     Upon the terms and subject to the conditions of the Offer, if more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares on the following basis: (a) first, all Shares validly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price, and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered validly and unconditionally at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rate basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares); and (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, selected by random lot (as described in the Offer).

     The Offer is the first step of the implementation of a new financial strategy for the Company that makes greater use of financial leverage and will change the way the Company distributes cash to shareholders. The new strategy provides a more balanced capital structure consistent with the Company's goal of maximizing Economic Value Added ("EVA"). Stern Stewart & Company acted as the Company's financial advisor in developing the new financial strategy and previously worked with the Company to implement EVA. EVA is founded on the principle that the only way to increase the value of a business is to produce profits over and above the minimum required rate of return on the capital entrusted it by lenders and shareholders. The Offer also provides shareholders who have Shares registered in their own name and who tender directly to the Depositary who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $22.00 nor less than $19.00 net per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased directly pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in the Offer shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for any Shares by giving oral or writen notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in the Offer by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on October 30, 1998. For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered, and the number of Shares to be withdrawn. If certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     The Offer to Purchase and the Letter of Transmittal contain Important Information which should be read carefully before any tenders are made.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares (and Class B Common Stock) as of August 27, 1998, and are being furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners.

     Questions and requests for assistance or for copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Financial Advisor for the Offer is:
                            Stern Stewart & Company

                    The Information Agent for the Offer is:
                              Morrow & Co., Inc.
                          445 Park Avenue, 5th floor
                           New York, New York 10022
                           Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms Please Call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                               CREDIT      FIRST
                               SUISSE      BOSTON

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                          (800) 881-8320 (toll free)

September 2, 1998